UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 3)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                   Syms Corp.
                                   ----------
                                (Name of Issuer)

                     Common Stock, par value $0.05 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    871551107
                                    ---------
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                January 31, 2007
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barington Companies Equity Partners, L.P.
      13-4088890
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              259,978
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        259,978
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      259,978
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.80%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barington Companies Investors, LLC
      13-4126527
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              259,978
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        259,978
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      259,978
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.80%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barington Investments, L.P.
      20-2871525
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              113,730
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        113,730
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      113,730
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.79%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barington Companies Advisors, LLC
      20-0327470
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              113,730
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        113,730
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      113,730
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.79%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barington Companies Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              250,836
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        250,836
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      250,836
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.74%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Barington Offshore Advisors II, LLC                        20-8325785
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS    00

--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Deleware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              250,836
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        250,836
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      250,836
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.74%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IA, 00
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Benchmark Opportunitas Fund plc
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Ireland
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              11,500
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        11,500
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,500
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.08%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barington Offshore Advisors, LLC
      20-4797640
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              11,500
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        11,500
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,500
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.08%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barington Capital Group, L.P.
      13-3635132
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              636,044
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        636,044
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      636,044
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.42%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      LNA Capital Corp.
      13-3635168
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              636,044
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        636,044
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      636,044
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.42%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James A. Mitarotonda
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              636,044
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        636,044
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      636,044
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.42%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Parche, LLC
      20-0870632
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              68,632
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        68,632
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      68,632
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.48%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Starboard Value & Opportunity Fund, LLC
      37-1484524
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              341,839
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        341,839
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      341,839
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.37%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Admiral Advisors, LLC
      37-1484525
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              410,471
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        410,471
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      410,471
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.85%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ramius Capital Group, L.L.C.
      13-3937658
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              410,471
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        410,471
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      410,471
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.85%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      C4S & Co., L.L.C.
      13-3946794
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              410,471
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        410,471
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      410,471
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.85%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peter A. Cohen
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              410,471
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        410,471
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      410,471
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.85%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Morgan B. Stark
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              none
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  410,471
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        none
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              410,471
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      410,471
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.85%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jeffrey M. Solomon
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              none
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  410,471
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        none
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              410,471
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      410,471
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.85%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas W. Strauss
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              none
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  410,471
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        none
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              410,471
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      410,471
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.85%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RJG Capital Partners, L.P.
      20-0133443
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              1,900
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        1,900
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,900
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.01%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      RJG Capital Management, LLC
      20-0027325
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              1,900
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        1,900
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,900
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.01%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 871551107
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ronald Gross
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |X|
                                                            (b) |_|

--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                        7)    SOLE VOTING POWER

                              1,900
                  --------------------------------------------------------------
NUMBER OF               8)    SHARED VOTING POWER
SHARES
BENEFICIALLY                  none
OWNED BY          --------------------------------------------------------------
EACH                    9)    SOLE DISPOSITIVE POWER
REPORTING
PERSON                        1,900
WITH              --------------------------------------------------------------
                        10)   SHARED DISPOSITIVE POWER

                              none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,900
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|

--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.01%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

      This Amendment No. 3 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on July 6, 2004, as amended by that certain Amendment No. 1 filed on April 29, 2005 and that certain Amendment No. 2 filed on March 20, 2006 (together, the "Statement"), by and on behalf of Barington Companies Equity Partners, L.P. and others with respect to the common stock, par value $0.05 per share (the "Common Stock"), of Syms Corp., a New Jersey corporation (the "Company"). The principal executive offices of the Company are located at Syms Way, Secaucus, New Jersey 07094.

Item 2. Identity and Background.

      Item 2 of the Statement is hereby amended and restated as follows:

      (a) - (c) This Statement is being filed by Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Offshore Fund, Ltd., Benchmark Opportunitas Fund plc, Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James A. Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC and Ronald Gross (each, a "Reporting Entity" and, collectively, the "Reporting Entities").

      As of February 2, 2007, the Reporting Entities are the beneficial owners of, in the aggregate, 1,048,415 shares of Common Stock, representing approximately 7.28% of the shares of Common Stock presently outstanding.

      Barington Companies Equity Partners, L.P. is a Delaware limited partnership. The principal business of Barington Companies Equity Partners, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      Barington Investments, L.P. is a Delaware limited partnership. The principal business of Barington Investments, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Investments, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      Barington Companies Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. The principal business of Barington Companies Offshore Fund, Ltd. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Companies Offshore Fund, Ltd. is c/o Bison Financial Services Limited, Bison Court, Road Town, Tortola, British Virgin Islands. The executive officers and directors of Barington Companies Offshore Fund, Ltd. and their principal occupations and business addresses are set forth on Schedule I and incorporated by reference in this Item 2.

      Benchmark Opportunitas Fund, plc is a public limited company incorporated under the laws of Ireland as an investment company. The principal business of Benchmark Opportunitas Fund plc is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Benchmark Opportunitas Fund, plc is Styne House, 2nd Floor, Upper Hatch Street, Dublin 2, Ireland. The directors of Benchmark Opportunitas Fund plc and their principal occupations and business addresses are set forth on
Schedule II and incorporated by reference in this Item 2.

      The general partner of Barington Companies Equity Partners, L.P. is Barington Companies Investors, LLC. Barington Companies Investors, LLC is a Delaware limited liability company. The principal business of Barington Companies Investors, LLC is serving as the general partner of Barington Companies Equity Partners, L.P. The address of the principal business and principal office of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Companies Investors, LLC.

      The general partner of Barington Investments, L.P. is Barington Companies Advisors, LLC. Barington Companies Advisors, LLC is a Delaware limited liability company. The principal business of Barington Companies Advisors, LLC is serving as the general partner of Barington Investments, L.P. The address of the principal business and principal office of Barington Companies Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Companies Advisors, LLC.

      The investment advisor of Barington Companies Offshore Fund, Ltd. is Barington Offshore Advisors II, LLC. Barington Offshore Advisors II, LLC is a Delaware limited liability company. The principal business of Barington Offshore Advisors II, LLC is serving as the investment advisor of Barington Companies Offshore Fund, Ltd. The address of the principal business and principal office of Barington Offshore Advisors II, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the Managing Member of Barington Offshore Advisors II, LLC.

      The investment advisor of Benchmark Opportunitas Fund plc is Barington Offshore Advisors, LLC. Barington Offshore Advisors, LLC is a Delaware limited liability company. The principal business of Barington Offshore Advisors, LLC is serving as the investment advisor of Benchmark Opportunitas Fund plc. The address of the principal business and principal office of Barington Offshore Advisors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019. James
A. Mitarotonda is the Managing Member of Barington Offshore Advisors, LLC.

      Barington Companies Investors, LLC, Barington Companies Advisors, LLC, Barington Offshore Advisors II, LLC and Barington Offshore Advisors, LLC are each majority-owned subsidiaries of Barington Capital Group, L.P. Barington Capital Group, L.P. is a New York limited partnership. The principal business of Barington Capital Group, L.P. is acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      The general partner of Barington Capital Group, L.P. is LNA Capital Corp. LNA Capital Corp. is a Delaware corporation. The principal business of LNA Capital Corp. is serving as the general partner of Barington Capital Group, L.P. The address of the principal business and principal office of LNA Capital Corp. is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019. James A. Mitarotonda is the sole stockholder and director of LNA Capital Corp. The executive officers of LNA Capital Corp. and their principal occupations and business addresses are set forth on Schedule III and incorporated by reference in this Item 2. The principal occupation of Mr. Mitarotonda is serving as the Chairman and Chief Executive Officer of Barington Capital Group, L.P. The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

      Each of Starboard Value & Opportunity Fund, LLC and Parche, LLC is a Delaware limited liability company formed for the purpose of making equity investments and, on occasion, taking an active role in the management of portfolio companies in order to enhance shareholder value. The address of the principal business and principal office of Starboard Value & Opportunity Fund, LLC and Parche, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

      The Managing Member of each of Starboard Value & Opportunity Fund, LLC and Parche, LLC is Admiral Advisors, LLC, a Delaware limited liability company formed to be the managing member of Starboard Value & Opportunity Fund, LLC and Parche, LLC. The address of the principal business and principal office of Admiral Advisors, LLC is 666 Third Avenue, 26th Floor, New York, New York 10017.

      The sole member of Admiral Advisors, LLC is Ramius Capital Group, L.L.C. Ramius Capital Group, L.L.C. is a Delaware limited liability company that is engaged in money management and investment advisory services for third parties and proprietary accounts. The address of the principal business and principal office of Ramius Capital Group, L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. The Managing Member of Ramius Capital Group, L.L.C. is C4S & Co., L.L.C., a Delaware limited liability company formed to be the managing member of Ramius Capital Group, L.L.C. The address of the principal business and principal office of C4S & Co., L.L.C. is 666 Third Avenue, 26th Floor, New York, New York 10017. Each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss is a Managing Member of C4S & Co., L.L.C. The business address of each of Messrs. Cohen, Stark, Solomon and Strauss is 666 Third Avenue, 26th Floor, New York, New York 10017.

      RJG Capital Partners, L.P. is a Delaware limited partnership formed to engage in the business of acquiring, holding and disposing of investments in various companies. The address of the principal business and principal office of RJG Capital Partners, L.P. is 11517 West Hill Drive, North Bethesda, Maryland 20852.

      The general partner of RJG Capital Partners, L.P. is RJG Capital Management, LLC. RJG Capital Management, LLC is a Delaware limited liability company formed to be the general partner of RJG Capital Partners, L.P. The address of the principal business and principal office of RJG Capital Management, LLC is 11517 West Hill Drive, North Bethesda, Maryland 20852. Ronald Gross is the Managing Member of RJG Capital Management, LLC. The business address of Mr. Gross is c/o RJG Capital Management, LLC, 11517 West Hill Drive, North Bethesda, Maryland 20852.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (d) - (e) During the last five years, none of the Reporting Entities or any other person identified in response to this Item 2 was convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

      (f) Each natural person identified in Item 2 is a citizen of the United States, other than Graham Cook, a director of Barington Companies Offshore Fund, Ltd., who is a citizen of the United Kingdom, Jonathan Clipper, a director of Barington Companies Offshore Fund, Ltd., who is a citizen of Bermuda and the United Kingdom, Jim Cleary, a director of Benchmark Opportunitas Fund plc, who is a citizen of Ireland, Andreas Jeschko, a director of Benchmark Opportunitas Fund plc, who is a citizen of Austria, Karen Kisling, a director of Benchmark Opportunitas Fund plc, who is a citizen of Austria, and Carl O'Sullivan, a director of Benchmark Opportunitas Fund plc, who is a citizen of Ireland.

Item 3. Source and Amount of Funds or Other Consideration.

      Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 63,200 shares of Common Stock. The amount of funds expended for such purchases was approximately $889,711.60 by Barington Companies Offshore Fund, Ltd. and $214,214.60 by Benchmark Opportunitas Fund, plc.

      All such purchases and sales effectuated by a Reporting Entity since the filing of the Statement are described in Schedule IV attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5. Interest in Securities of the Issuer.

      Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

      (a) As of February 2, 2007, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 259,978 shares of Common Stock, representing approximately 1.80% of the shares of Common Stock presently outstanding based upon the 14,404,721 shares of Common Stock reported by the Company to be issued and outstanding as of December 29, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on January 4, 2007 (the "Issued and Outstanding Shares").

      As of February 2, 2007, Barington Investments, L.P. beneficially owns 113,730 shares of Common Stock, constituting approximately 0.79% of the Issued and Outstanding Shares. As of February 2, 2007, Barington Companies Offshore Fund, Ltd. beneficially owns 250,836 shares of Common Stock, constituting approximately 1.74% of the Issued and Outstanding Shares. As of February 2, 2007, Benchmark Opportunitas Fund plc beneficially owns 11,500 shares of Common Stock, constituting approximately 0.08% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 259,978 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., representing approximately 1.80% of the Issued and Outstanding Shares. As the general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 113,730 shares of Common Stock beneficially owned by Barington Investments, L.P., representing approximately 0.79% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd. Barington Offshore Advisors II, LLC may be deemed to beneficially own the 250,836 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. representing approximately 1.74% of the Issued and Outstanding Shares. As the investment advisor to Benchmark Opportunitas Fund plc, Barington Offshore Advisors, LLC may be deemed to beneficially own the 11,500 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc, representing approximately 0.08% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC, Barington Companies Investors, LLC, Barington Offshore Advisors II, LLC and Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 259,978 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 113,730 shares of Common Stock beneficially owned by Barington Investments, L.P., the 250,836 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. and the 11,500 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc, representing an aggregate of 636,044 shares, constituting approximately 4.42% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 259,978 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 113,730 shares of Common Stock beneficially owned by Barington Investments, L.P., the 250,836 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. and the 11,500 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc, representing an aggregate of 636,044 shares of Common Stock, constituting approximately 4.42% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., James A. Mitarotonda may be deemed to beneficially own the 259,978 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 113,730 shares of Common Stock beneficially owned by Barington Investments, L.P., the 250,836 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. and the 11,500 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc, representing an aggregate of 636,044 shares of Common Stock, constituting approximately 4.42% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 259,978 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 113,730 shares of Common Stock beneficially owned by Barington Investments, L.P., the 250,836 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. and the 11,500 shares of Common Stock beneficially owned by Benchmark Opportunitas Fund plc. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of February 2, 2007, RJG Capital Partners, L.P. beneficially owns 1,900 shares of Common Stock, constituting approximately 0.01% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 1,900 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 1,900 shares owned by RJG Capital Partners, L.P., constituting approximately 0.01% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 1,900 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except that Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

      Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

      Item 5(c) of the Statement is herby amended and supplemented as follows:

      (c) No person identified in Item 2 hereof has effected any transaction in shares of such Common Stock since the filing of the Statement, except to the extent disclosed herein.

Item 7.  Material to be Filed as Exhibits.

--------------------------------------------------------------------------------
99.4 Agreement of Joint Filing among Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Investments, L.P., Barington Companies Advisors, LLC, Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors II, LLC, Benchmark Opportunitas Fund plc, Barington Offshore Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James A. Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC, Ramius Capital Group, L.L.C., C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon, Thomas W. Strauss, RJG Capital Partners, L.P., RJG Capital Management, LLC and Ronald Gross dated February 2, 2007 (which supersedes and replaces the Agreement of Joint Filing dated March 17, 2006, as previously filed as Exhibit 99.3 to the Schedule 13D filed with the SEC on March 20, 2006).
--------------------------------------------------------------------------------

                                   SIGNATURES

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: February 2, 2007

                                        BARINGTON COMPANIES EQUITY PARTNERS,
                                         L.P.
                                        By: Barington Companies Investors, LLC,
                                            its general partner

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON COMPANIES INVESTORS, LLC

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON INVESTMENTS, L.P.
                                        By: Barington Companies Advisors, LLC,
                                            its general partner

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON COMPANIES ADVISORS, LLC

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON COMPANIES OFFSHORE FUND, LTD.

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: President

                                        BARINGTON OFFSHORE ADVISORS II, LLC

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name: James A. Mitarotonda
                                        Title:   Authorized Signatory


                                        BENCHMARK OPPORTUNITAS FUND PLC
                                        By: Barington Offshore Advisors, LLC

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Authorized Signatory


                                        BARINGTON OFFSHORE ADVISORS, LLC

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Authorized Signatory


                                        BARINGTON CAPITAL GROUP, L.P.
                                        By: LNA Capital Corp., its general
                                            partner

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: President and CEO


                                        LNA CAPITAL CORP.

                                        By: /s/ James A. Mitarotonda
                                            ------------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: President and CEO


                                        /s/ James A. Mitarotonda
                                        ----------------------------------------
                                        James A. Mitarotonda


                                        PARCHE, LLC
                                        By: Admiral Advisors, LLC, its managing
                                            member

                                        STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                        By: Admiral Advisors, LLC, its managing
                                            member

                                        ADMIRAL ADVISORS, LLC
                                        By: Ramius Capital Group, L.L.C. its
                                            sole member

                                        RAMIUS CAPITAL GROUP, L.L.C.
                                        By: C4S & Co., L.L.C., its Managing
                                            Member

                                        C4S & CO., L.L.C.

                                        By:  /s/ Jeffrey M. Solomon
                                            ------------------------------------
                                        Name:  Jeffrey M. Solomon
                                        Title: Authorized Signatory

                                        /s/ Jeffrey M. Solomon
                                        ----------------------------------------
                                        Jeffrey M. Solomon, individually and as
                                        attorney-in-fact for Peter A. Cohen,
                                        Morgan B. Stark, and Thomas W. Strauss


                                        RJG CAPITAL PARTNERS, L.P.

                                        By: RJG Capital Management, LLC, its
                                            general partner

                                        By: /s/ Ronald J. Gross
                                            ------------------------------------
                                        Name:  Ronald J. Gross
                                        Title: Managing Member


                                        RJG CAPITAL MANAGEMENT, LLC

                                        By: /s/ Ronald J. Gross
                                            ------------------------------------
                                        Name:  Ronald J. Gross
                                        Title: Managing Member


                                        /s/ Ronald J. Gross
                                        ----------------------------------------
                                        Ronald J. Gross

                                   SCHEDULE I

        Directors and Officers of Barington Companies Offshore Fund, Ltd.

Name and Position                     Principal Occupation                        Principal Business Address
-----------------                     --------------------                        --------------------------
James A. Mitarotonda                  Chairman and Chief Executive                888 Seventh Avenue
Director and President                Officer of Barington Capital                17th Floor
                                      Group, L.P.                                 New York, NY 10019

Sebastian E. Cassetta                 Senior Managing Director and                888 Seventh Avenue
Director                              Chief Operating Officer of                  17th Floor
                                      Barington Capital Group, L.P.               New York, NY 10019

Jonathan Clipper                      Managing Director of                        7 Reid Street, Suite 108
Director                              Bedford Management Ltd.                     Hamilton HM11, Bermuda

Graham Cook                           Director/Manager, Corporate                 Bison Court
Director                              Services of Byson Financial                 P.O. Box 3460
                                      Services, Ltd.                              Road Town, Tortola
                                                                                  British Virgin Islands

Citigroup Fund Services, Ltd.         Fund Administration                         Washington Mall 1, 3rd Flr.
Secretary                                                                         22 Church Street
                                                                                  Hamilton HM11, Bermuda

Melvyn Brunt                          Chief Financial Officer of                  888 Seventh Avenue
Treasurer                             Barington Capital Group, L.P.               17th Floor
                                                                                  New York, NY 10019

                                   SCHEDULE II

                  Directors of Benchmark Opportunitas Fund plc

Name and Position                     Principal Occupation                        Principal Business Address
-----------------                     --------------------                        --------------------------
Sebastian Cassetta                    Senior Managing Director and Chief          888 Seventh Avenue
Director                              Operating Officer of Barington Capital      17th Floor
                                      Group, L.P.                                 New York, NY 10019

Jim Cleary                            Principal of Cleary Consulting              Oriel, 25 Revington Park, North
Director                                                                          Circular Road, Limerick, Ireland

Andreas Jeschko                       Chief Executive Officer of Benchmark        23 Regent House,
Director                              Advisory Limited and Benchmark Capital      Bisazza Street, SLM15,
                                      Management GmbH                             Sliema, Malta

Karin Kisling                         Chief Investment Officer of Benchmark       23 Regent House,
Director                              Advisory Limited                            Bisazza Street, SLM15,
                                                                                  Sliema, Malta

Carl O'Sullivan                       Partner, Arthur Cox                         Earlsfort Centre
Director                                                                          Earlsfort Terrace
                                                                                  Dublin 2
                                                                                  Ireland

                                  SCHEDULE III

                          Officers of LNA Capital Corp.

Name and Position                     Principal Occupation                        Principal Business Address
-----------------                     --------------------                        --------------------------
James A. Mitarotonda                  Chairman and Chief Executive                888 Seventh Avenue
President and CEO                     Officer of Barington Capital                17th Floor
                                      Group, L.P.                                 New York, NY 10019

Sebastian E. Cassetta                 Senior Managing Director and Chief          888 Seventh Avenue
Secretary                             Operating Officer of                        17th Floor
                                      Barington Capital Group, L.P.               New York, NY 10019

Melvyn Brunt                          Chief Financial Officer of                  888 Seventh Avenue
Treasurer                             Barington Capital Group, L.P.               17th Floor
                                                                                  New York, NY 10019

                                   SCHEDULE IV

      This schedule sets forth information with respect to each purchase and sale of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares sold by Barington Companies Equity Partners, L.P.

                     Number of
Date                   Shares       Price Per Share         Cost(*)
----                 ---------      ---------------     ---------------
8/23/2006              (3,354)       $     19.7900       $  (66,375.66)

Shares purchased and sold by Barington Companies Offshore Fund, Ltd.

                     Number of
Date                   Shares       Price Per Share         Cost(*)
----                 ---------      ---------------     ---------------
4/6/2006                3,700        $     14.6500       $   54,205.00
4/7/2006                2,500        $     14.4280       $   36,070.00
4/10/2006               6,100        $     14.5950       $   89,029.50
4/11/2006               8,600        $     14.6460       $  125,955.60
4/12/2006               2,600        $     14.6230       $   38,019.80
4/13/2006               6,100        $     15.0360       $   91,719.60
4/17/2006               5,100        $     15.1890       $   77,463.90
8/23/2006              (2,974)       $     19.7900       $  (58,855.46)
11/1/2006              16,300        $     18.8650       $  307,499.50
11/2/2006               3,700        $     18.8510       $   69,748.70

Shares sold by Barington Investments, L.P.

                     Number of
Date                   Shares       Price Per Share         Cost(*)
----                 ---------      ---------------     ---------------
8/23/2006              (1,467)       $     19.7900       $  (29,031.93)

Shares purchased by Benchmark Opportunitas Fund plc

                     Number of
Date                   Shares       Price Per Share         Cost(*)
----                 ---------      ---------------     ---------------
1/31/2007               4,300        $     18.4940       $   79,524.20
2/1/2007                4,200        $     18.5570       $   77,939.40
2/2/2007                3,000        $     18.9170       $   56,751.00


Shares sold by Parche, LLC

                     Number of
Date                   Shares       Price Per Share         Cost(*)
----                 ---------      ---------------     ---------------
8/1/2006              (20,800)             18.4500       $ (383,760.00)
8/23/2006                (891)             19.7900       $  (17,632.89)

Shares sold by Starboard Value & Opportunity Fund, LLC

                     Number of
Date                   Shares       Price Per Share         Cost(*)
----                 ---------      ---------------     ---------------
8/1/2006             (109,200)             18.4500       $(2,014,740.00)
8/23/2006              (4,414)             19.7900       $  (87,353.06)

----------

(*)   Excludes commissions and other execution-related costs.